BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

September 21, 2026

BNY Mellon Sustainable U.S. Equity Fund, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective September 30, 2026, BNY Mellon Investment Adviser, Inc. ("BNYIA"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Sustainable U.S. Equity Fund, Inc. (the "Fund"), as follows:

Until September 30, 2027, BNYIA will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .70%. On or after September 30, 2027, BNYIA may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYIA, to lower the net amounts shown and may only be terminated prior to September 30, 2027 in the event of termination of the Management Agreement between BNYIA and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels

James Windels

Vice President

Accepted and Agreed To:

BNY MELLON SUSTAINABLE U.S. EQUITY FUND, INC.

By: /s/ Deirdre Cunnane

Deirdre Cunnane

Assistant Secretary